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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of PC Connection, Inc. on Form S-4 of the report of Deloitte & Touche LLP dated January 25, 2001 (which included an emphasis of matter paragraph concerning the adoption of the classification provisions of EITF 00-10), appearing in the Annual Report on Form 10-K of PC Connection, Inc., for the year ended December 31, 2000 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 18, 2001